Exhibit 99.1

Biometric Authentication Provider BIO-key Reports Q1 Results

Wall, NJ, May 15, 2019 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its first quarter (Q1'19) ended March 31, 2019 and will host a conference call tomorrow at 10:00 a.m. EDT (details below) to review its results and outlook.

BIO-key CEO Michael DePasquale commented, “Our Q1 results fell short of our expectations as a result of delays in the receipt of monthly cash payments related to a significant software license agreement completed with a Chinese customer in Q4 2018. We had anticipated recording as Q1’19 revenue the receipt of two payments totaling $1.1 million as we had done in Q4’18, however the payments have not yet been received. Candidly, the deteriorating state of U.S. – China trade relations the past few months has emerged as a significant impediment in cross border commerce and particularly in the case of intangible goods such as software. We continue to aggressively monitor the timing of these anticipated payments.”

"Importantly, BIO-key continues to see increasing customer interest and traction for our biometric authentication solutions. We are also enhancing our sales efforts and resources and already see positive developments that should lead to stronger results in future periods. To date in 2019, we executed several new deployments of our technology, including deployments by internationally recognized police forces in both Dubai and Singapore and a global aerospace and defense contractor that deployed BIO-key's fingerprint technology.

“Expanding the application scope of our solutions, we introduced ID Director for SAML, a biometric single sign-on solution, which we are targeting toward larger enterprises as well as to identity access management (IAM) providers. We also debuted smart commercial biometric locks with cloud tracking and reporting capabilities at CES 2019 and along with our partners, announced a new smart emergency notification system for schools using biometric data."

Mr. DePasquale concluded, “Despite payment delays with one large customer, there are many reasons for BIO-key to remain confident in its growth prospects. Our optimism is supported by a growing number of enterprises that are starting to take action on security initiatives and are interested in biometric solutions. Those that have evaluated our solution have been impressed by the ease of implementation with Microsoft solutions. Importantly, recurring service revenue grew 19% and contributed 99% of total service revenues in Q1’19, compared to 66% of total service revenues in Q1'18, demonstrating traction in our focus on recurring Software-as-a-Service revenue.”

Q1 Highlights:

●	Dubai Police Force Selected BIO-key's Windows-Compatible Biometric Authentication Solution
●	Singapore Police Deployed BIO-key Biometric Technology to Secure Access to Critical Information
●	Aerospace/Defense Contractor deployed BIO-key Fingerprint Solution for Windows Hello for Business
●	BIO-key Introduced ID Director for SAML, Facilitating Biometric Single Sign-On for Cloud Services
●	BIO-key, identiMetrics and Bright Arrow partnered on Smart Emergency Notification System for Schools
●	BIO-key Debuted Commercial Biometric IoT Locks with Cloud Tracking and Reporting at CES 2019

2019 Financial Guidance

Notwithstanding the revenue impact of delays of monthly payments for the large software license, BIO-key remains confident that it is well positioned to deliver significant top and bottom line improvements for full year 2019. BIO-key believes that its full-year 2019 revenue guidance of $11 to $14M remains achievable and within this revenue guidance range, it would also expect to achieve positive cash flow and net income for the full year. However, the Company cautions investors that based on additional data and collections experience in coming months, it may have to reduce its 2019 revenue and other guidance later in the year when it reports Q2 or Q3 results.

Q1 2019 Results

Q1'19 revenue declined by $289,832 to $551,623 versus $841,455 in Q1'18 with hardware sales, which decreased by $209,500, contributing most to the decline. Hardware sales include both fingerprint readers and biometric locks. During Q1'19, the Company shipped $34,826 of biometric locks or 15% of total hardware revenue compared to $150,680 or 35% of hardware revenue in Q1'18, with the prior-year period benefitting from our introduction of biometric locks.

Service revenues were $241,610 as compared to $302,449 in Q1'18, a decrease of $60,839 or 20%. The decrease was due to non-recurring custom service revenue decreasing $99,100, mostly related to the end of a custom project to one customer. This decrease was partially offset by recurring maintenance and support revenue increasing by $38,300.

License revenue decreased to $83,208 from $102,719 or 19%, due to smaller initial orders from new customers. During the quarter, we shipped products to Omnicell for the continued deployment of our identification technology in its AccuDose(R) product line, as well as to several commercial partners and several healthcare facilities and banks for initial biometric ID deployments or expansion.

Gross margin improved to -9.5% compared to -40.2% in Q1'18, principally due to lower non-cash software license rights amortization expense of $281,074 versus $659,414 in Q1'18. Adjusting for this amortization of non-cash software license rights, gross margin would have been 41% in Q1'19 versus 38% in Q1'18, with the improvement due to a higher proportion of software and services in the Q1'19 revenue mix.

Operating expenses declined 6% to $1.8M in Q1'19 compared to $1.9M in Q1'18, primarily reflecting a decrease in selling, general and administrative expenses as well as lower R&D expenses.

BIO-key’s Q1'19 net loss was ($1.8M), or ($0.13) per basic share, compared to a net loss of ($2.3M), or ($0.30) per basic share after preferred dividends, in Q1'18. Per share results in Q1'19 and Q1'18 are based on a weighted average of 14.0 million and 7.9 million basic shares outstanding, respectively.

BIO-key had net working capital of $1.9 million as of March 31, 2019 compared to $3.0 million at December 31, 2018. Net working capital included $459,311 of cash and cash equivalents at March 31, 2019 versus $323,943 at December 31, 2018.

In April 2019 BIO-key entered into a financing agreement to fund BIO-key’s sales efforts and working capital requirements. The funding is in the form of a $550,000 principal amount secured convertible debenture issued at a 7% discount which was completed on April 4, 2019. The debenture converts into BIO-key common stock at $1.50 per share and may be redeemed at any time by BIO-key at a premium to the principal balance. Subject to the mutual agreement of the Company and the investor, two additional $550,000 debentures may be issued on the same terms at 45 day intervals from the first debenture.

Conference Call and Webcast Replay

Date/Time: Thursday, March 16, 2019 at 10 am ET

Dial-In number: 1-877-418-5460 U.S. or 412-717-9594 (Intl.)

Webcast Replay: BKYI Q1 2019 Webcast & Replay – Available for 30 days

Call Replay: 1-877-344-7529 U.S. or 412-317-0088; Int’l code 10131570#

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to expand into the Asian market; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor & Media Contacts
William Jones, Tanya Kamatu
Catalyst IR
212-924-9800
bkyi@catalyst-ir.com

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2019	2018

Revenues
Services	$241,610	$302,449
License fees	83,208	102,719
Hardware	226,805	436,287
	551,623	841,455
Costs and other expenses
Cost of services	90,829	154,733
Cost of license fees and hardware	513,221	1,024,712
	604,050	1,179,445
Gross Profit (Loss)	(52,427)	(337,990)

Operating Expenses
Selling, general and administrative	1,377,033	1,461,854
Research, development and engineering	374,118	392,154
Total Operating Expenses	1,751,151	1,854,008
Operating loss	(1,803,578)	(2,191,998)
Other income (expenses)
Interest income	70	6
Total Other Income (Expenses)	70	6
Net loss	(1,803,508)	(2,191,992)
Convertible preferred stock dividends	-	(156,162)
Net loss available to common stockholders	$(1,803,508)	$(2,348,154)

Basic & Diluted Loss per Common Share	$(0.13)	$(0.30)

Weighted Average Shares Outstanding:
Basic & Diluted	13,979,318	7,851,514

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Cash and cash equivalents	$459,311	$323,943
Accounts receivable, net	740,419	1,574,032
Due from factor	75,824	56,682
Inventory	980,908	998,829
Resalable software license rights	1,125,000	1,125,000
Prepaid expenses and other	175,144	150,811
Total current assets	3,556,606	4,229,297
Resalable software license rights, net of current portion	6,483,406	6,790,610
Equipment and leasehold improvements, net	152,707	148,608
Capitalized contract costs, net	299,398	319,199
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	568,073	-
Intangible assets, net	194,330	195,906
Total non-current assets	7,706,626	7,463,035
TOTAL ASSETS	$11,263,232	$11,692,332

LIABILITIES
Accounts payable	$472,629	$481,269
Accounts payable – related party	133,174	-
Accrued liabilities	577,996	548,232
Deferred revenue	333,240	196,609
Operating lease liabilities, current portion	138,274	-
Total current liabilities	1,655,313	1,226,110
Operating lease liabilities, net of current portion	419,171	-
Total non-current liabilities	419,171	-
TOTAL LIABILITIES	2,074,484	1,226,110

Commitments
STOCKHOLDERS’ EQUITY:

Common stock — authorized, 170,000,000 shares; issued and outstanding; 13,991,688 and 13,977,868 of $.0001 par value at March 31, 2019 and December 31, 2018, respectively	1,399	1,398
Additional paid-in capital	86,125,173	85,599,140
Accumulated deficit	(76,937,824)	(75,134,316)
TOTAL STOCKHOLDERS’ EQUITY	9,188,748	10,466,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,263,232	$11,692,332

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,803,508)	$(2,191,992)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	19,292	21,020
Amortization of intangible assets	3,314	5,655
Amortization of software license rights	281,074	659,414
Amortization of capitalized contract costs	33,510	18,668
Operating leases right-of-use assets	34,864	-
Stock based directors’ fees	16,505	16,512
Share and warrant-based compensation for employees and consultants	509,528	533,421
Change in assets and liabilities:
Accounts receivable	833,613	2,590,770
Due from factor	(19,142)	55,820
Capitalized contract costs	(13,709)	(144,018)
Inventory	17,921	47,687
Resalable software license rights	26,130	(11,954)
Prepaid expenses and other	(36,928)	(14,221)
Accounts payable	124,534	(246,245)
Accrued liabilities	29,764	(163,343)
Deferred revenue	136,631	(133,427)
Operating leases liability	(32,897)	-
Net cash provided by operating activities	160,496	1,043,767
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(1,737)	-
Capital expenditures	(23,391)	(32,857)
Net cash used for investing activities	(25,128)	(32,857)
NET INCREASE IN CASH AND CASH EQUIVALENTS	135,368	1,010,910
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	323,943	288,721
CASH AND CASH EQUIVALENTS, END OF PERIOD	$459,311	$1,299,631